Exhibit 15

March 18, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 16.F of Turkcell Iletisim Hizmetleri A.S.’s Form 20-F dated March 18, 2016, and have the following comments:

1.	We agree with the statements made in the Item 16.F (a).

2.	We have no basis on which to agree or disagree with the statements made in the Item 16.F (b).

Yours truly,

/s/ DRT BAGIMSIZ DENETIM VE SERBEST MUHASEBECI MALI MUSAVIRLIK A.S.

DRT BAGIMSIZ DENETIM VE SERBEST MUHASEBECI MALI MUSAVIRLIK A.S.

Member of DELOITTE TOUCHE TOHMATSU LIMITED